Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 27, 2015

Contact:	Jill McMillan, Vice President of Communications and Investor Relations
Phone: 214-721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM, LLC DROPS DOWN REMAINING

25 PERCENT INTEREST IN ENLINK MIDSTREAM HOLDINGS

DALLAS, May 27, 2015 — EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership) today announced that it has acquired the remaining 25 percent equity interest in EnLink Midstream Holdings, LP (EMH) from EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) (collectively, EnLink Midstream) for approximately $900 million of newly issued Partnership common units. The Partnership now holds 100 percent of EMH, which owns the assets that Devon Energy Corp. (Devon) contributed to EnLink Midstream in March 2014. These assets include gathering and processing systems in North Texas and Oklahoma, which are supported by long-term, fixed-fee contracts with minimum volume commitments, as well as an economic interest in Gulf Coast Fractionators located in Mont Belvieu, Texas.

The acquisition is immediately accretive to distributable cash flow per common unit of the Partnership, with the transaction value representing an approximate nine times multiple of estimated adjusted EBITDA of EMH for 2015.

“The completion of this dropdown marks an important milestone in EnLink Midstream’s strategic growth plan,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “As the final dropdown of Devon’s legacy assets from the General Partner to the Partnership, this transaction enables us to achieve our stated goal of creating a pure-play general partner. The transaction also consolidates Devon’s legacy assets under the ownership of the Partnership, which supports long-term growth in Partnership distributions and further reduces the leverage of the Partnership.”

The transaction has been approved by the board of directors of the managing member of the General Partner and by the board of directors of the general partner of the Partnership, as well as by the conflicts committee of the board of directors of the general partner of the Partnership. The conflicts committee, which is composed entirely of independent directors, engaged Simmons & Company International to act as its independent financial advisor and to render a fairness opinion, and Morris, Nichols, Arsht & Tunnell LLP to act as its independent legal counsel.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include over 9,100 miles of gathering and transportation pipelines, 16 processing plants with 3.6 billion cubic feet per day of processing capacity, seven fractionators with 280,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to adjusted EBITDA of EMH, distributable cash flow, expected performance of the EMH assets, future financial performance of our assets, demand for our services and the underlying commodities, forecasts regarding capacity, incremental investment, project costs and timing for completing the projects described herein, changes in laws applicable to us and our businesses, as well as the Partnership’s and the General Partner’s future growth and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA of EMH and distributable cash flow. We define adjusted EBITDA of EMH as earnings plus depreciation, provisions for income taxes and distribution of equity investment less income on equity investment. We define distributable cash flow as net cash provided by operating activities plus adjusted EBITDA, net to the Partnership less interest expense, interest rate swap, cash taxes and other, maintenance capital expenditures and Predecessor adjusted EBITDA.

The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with a meaningful comparison between current results and prior-reported results and a meaningful measure of EMH’s, the Partnership’s and the General Partner’s cash flow after satisfaction of the capital and related requirements of their respective operations.

Adjusted EBITDA of EMH and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP.

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